EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Second Quarter 2017 Results, Raises Full Year Guidance

Summary of Second Quarter 2017 Results (in millions, except LNG data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues	$1,241	$177	$2,452	$246
Net loss[1]	$(285)	$(298)	$(231)	$(619)
Consolidated Adjusted EBITDA[2]	$371	$(4)	$854	$(48)
Weighted average number of common shares outstanding—basic and diluted	232.5	228.3	232.4	228.2
LNG exported:
Number of cargoes	48	11	91	15
Volumes (TBtu)	170	38	322	52
LNG volumes loaded (TBtu)	167	38	321	53

Summary 2017 Revised Full Year Guidance (in billions, except per share amounts)

	2017
Consolidated Adjusted EBITDA[2]	$1.6	-	$1.8
Distributable Cash Flow[2]	$0.5	-	$0.7
Distributable Cash Flow per Share[2]	$2.10	-	$2.80

Recent Highlights
Strategic

•
Year to date, LNG from the SPL Project (defined below) has been delivered to 10 new countries. As of July 2017, LNG from the SPL Project had reached 24 of the 40 LNG importing countries around the world.

•
We made an equity investment of $55 million in Midship Pipeline Company, LLC through Midship Holdings, LLC (“Midship Holdings”), which is constructing an approximately 230-mile interstate natural gas pipeline with expected capacity of up to 1.44 Dekatherms per day, to connect new production in the Anadarko Basin to Gulf Coast markets (the “Midship Project”). Additionally, Midship Holdings entered into agreements with investment funds managed by EIG Global Energy Partners (“EIG”) under which EIG-managed funds have committed to make an investment of up to $500 million in the Midship Project, subject to the terms and conditions in the applicable agreements.

Operational

•	In April 2017, we reached the milestone of 100 cumulative LNG cargoes exported from the SPL Project. As of July 31, 2017, more than 160 cumulative LNG cargoes had been exported from the SPL Project.

•
In June 2017, the date of first commercial delivery (“DFCD”) was reached under the 20-year LNG Sale and Purchase Agreement (“SPA”) with Korea Gas Corporation (“KOGAS”) relating to Train 3 of the SPL Project.

•	In August 2017, DFCD was reached under the respective 20-year LNG SPAs with Gas Natural Fenosa LNG GOM, Limited and BG Gulf Coast LNG, LLC relating to Train 2 of the SPL Project.

___________________________
1 Net loss as used herein refers to Net loss attributable to common stockholders on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

•	Commissioning activities for Train 4 of the SPL Project began in March 2017, and first LNG was achieved in July 2017.
Financial

•
In May 2017, Cheniere Corpus Christi Holdings, LLC (“CCH”) issued an aggregate principal amount of $1.5 billion of 5.125% Senior Secured Notes due 2027. Net proceeds of the offering, after deducting commissions, fees and expenses, and after provisioning for incremental interest during construction, were used to prepay a portion of the outstanding borrowings under CCH’s credit facility.

•	In May 2017, Moody’s Investors Service upgraded the senior secured debt rating of Sabine Pass Liquefaction, LLC (“SPL”) from Ba1 to Baa3, an investment-grade rating.

•	In June 2017, Fitch Ratings assigned SPL an investment-grade issuer default rating of BBB-.
Liquefaction Projects Update

	SPL Project				CCL Project
Liquefaction Train	Trains 1-3	Train 4	Train 5	Train 6	Trains 1-2	Train 3
Project Status	Operational	Commissioning	Under Construction	Permitted	Under Construction	Permitted
Expected Substantial Completion	—	2H 2017	2H 2019	—	T1 - 1H 2019 T2 - 2H 2019	—
Expected DFCD Window Start	Complete(1)	1H 2018	2H 2019	—	T1 - 1H 2019 T2 - 1H 2020	—
(1) DFCD was achieved for Train 1 of the SPL Project in November 2016, for Train 2 of the SPL Project in August 2017, and for Train 3 of the SPL Project in June 2017.

Houston, Texas - August 8, 2017 - Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) reported a net loss1 of $285 million, or $1.23 per share (basic and diluted), for the three months ended June 30, 2017, compared to a net loss of $298 million, or $1.31 per share (basic and diluted), for the comparable 2016 period.

Cheniere reported a net loss of $231 million, or $0.99 per share (basic and diluted), for the six months ended June 30, 2017, compared to a net loss of $619 million, or $2.71 per share (basic and diluted), for the comparable 2016 period.

During the three months ended June 30, 2017, the decrease in net loss was primarily due to increased income from operations, decreased derivative loss, net and decreased loss on early extinguishment of debt, which were partially offset by an increased allocation of net income to non-controlling interest due primarily to the amortization of the beneficial conversion feature on Cheniere Partners’ Class B units and increased interest expense, net of amounts capitalized. During the six months ended June 30, 2017, the decrease in net loss was primarily due to increased income from operations and decreased derivative loss, net, which were partially offset by increased allocation of net income to non-controlling interest, increased interest expense, net of amounts capitalized, and loss on early extinguishment of debt. During the three and six months ended June 30, 2017, 48 and 91 LNG cargoes, respectively, were exported from the SPL Project, of which zero and 7, respectively, were commissioning cargoes.

Consolidated Adjusted EBITDA2 for the three and six months ended June 30, 2017 was $371 million and $854 million, respectively, compared to a loss of $4 million and $48 million for the comparable 2016 periods. The increases in Consolidated Adjusted EBITDA during the respective periods were primarily due to increased income from operations.

“Today I’m pleased to announce our solid second quarter results, which are once again driven by execution and operational excellence across the company, and an increase in our full year 2017 guidance” said Jack Fusco, Cheniere’s President and CEO. “The quarter was highlighted by the commencement of our long-term contract with KOGAS and securing equity financing for the Midship Project. Subsequent to the end of the quarter, our long-term contract with Gas Natural Fenosa commenced and first LNG production occurred from Train 4 at Sabine Pass.

“We are revising our 2017 guidance upward as our operating results year-to-date have exceeded our expectations, primarily due to LNG trains entering service ahead of schedule and the ramp-up in LNG production levels occurring faster than we’d forecast earlier this year. During the second half of 2017, our focus remains on bringing Train 4 at Sabine Pass online safely and efficiently, executing on our commercialization strategies, and delivering on our increased 2017 guidance.”
LNG Volume Summary
The following table summarizes the volumes of operational and commissioning LNG cargoes that were loaded from the SPL Project and recognized on our Consolidated Financial Statements during the three and six months ended June 30, 2017:

	Three Months Ended June 30, 2017		Six Months Ended June 30, 2017
(in TBtu)	Operational	Commissioning	Operational	Commissioning
Volumes loaded during the current period	167	—	295	26
Volumes loaded during the prior period but recognized during the current period	7	8	19	—
Less: volumes loaded during the current period and in transit at the end of the period	(14)	—	(14)	—
Total volumes recognized in the current period	160	8	300	26
Summary of Financial Performance
Second Quarter 2017 Results
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) as of June 30, 2017 consisted of 100% ownership of the general partner of Cheniere Partners and 82.7% ownership interest in Cheniere Energy Partners LP Holdings, LLC (NYSE American: CQH) which owned a 55.9% limited partner interest in Cheniere Partners as of June 30, 2017 and an approximately 48.6% limited partner interest in Cheniere Partners upon the conversion of Class B units on August 2, 2017.

Variances in results of operations for the three and six months ended June 30, 2017, compared to the three and six months ended June 30, 2016, were primarily driven by the timing of completion of Trains and the length of each Train’s operations within the periods being compared. Total revenues increased $1.1 billion and $2.2 billion during the three and six months ended June 30, 2017 as compared to the three and six months ended June 30, 2016, respectively, primarily due to the increased volume of LNG sold that was recognized as revenues. LNG revenues in the second quarter of 2017 exceeded $1 billion.

Total operating costs and expenses increased $714 million and $1.4 billion during the three and six months ended June 30, 2017, respectively, compared to the three and six months ended June 30, 2016. The increase in total operating costs and expenses was primarily due to an increase in cost of sales and, to a lesser extent, from increases in operating and maintenance expense and depreciation and amortization expense.

Selling, general and administrative expense decreased $11 million and $23 million during the three and six months ended June 30, 2017, compared to the three and six months ended June 30, 2016, respectively, primarily due to the implementation of certain changes in the organizational structure. Included in selling, general and administrative expense were share-based compensation expenses of $13 million and $25 million for the three and six months ended June 30, 2017, respectively, compared to $16 million and $24 million for the comparable 2016 periods.
Although we realized net income before non-controlling interest during the three and six months ended June 30, 2017, we realized a net loss attributable to common stockholders during the periods as a result of the amortization of the beneficial conversion feature on Cheniere Partners’ Class B units impacting net income attributed to non-controlling interest.

Capital Resources
As of June 30, 2017, we had cash and cash equivalents of $796 million available to Cheniere. In addition, we had current and non-current restricted cash of $1.75 billion (which included current and non-current restricted cash available to us and our subsidiaries) designated for the following purposes: $1.28 billion for the SPL Project, $103 million for the CCL Project (defined below), $286 million for restricted purposes under the terms of Cheniere Partners’ credit facilities and $82 million for other restricted purposes.
Liquefaction Projects
SPL Project
Through Cheniere Partners, we are developing up to six Trains at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “SPL Project”). Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 4.5 million tonnes per annum (“mtpa”) of LNG. Trains 1, 2, and 3 are operational, Train 4 is undergoing commissioning, Train 5 is under construction, and Train 6 is being commercialized and has all necessary regulatory approvals in place.
CCL Project
We are developing up to three Trains near Corpus Christi, Texas (the “CCL Project”). Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 4.5 mtpa of LNG. Trains 1 and 2 are under construction, and Train 3 is being commercialized and has all necessary regulatory approvals in place. Additionally, we are developing two additional Trains adjacent to the CCL Project and have initiated the regulatory approval process with respect to those Trains.
Investor Conference Call and Webcast
We will host a conference call to discuss our financial and operating results for the second quarter on Tuesday, August 8, 2017, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.

About Cheniere
Cheniere Energy, Inc., a Houston-based energy company primarily engaged in LNG-related businesses, owns and operates the Sabine Pass LNG terminal in Louisiana. Directly and through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is developing, constructing, and operating liquefaction projects near Corpus Christi, Texas and at the Sabine Pass LNG terminal, respectively. Cheniere is also exploring a limited number of opportunities directly related to its existing LNG business.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables Follow)

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues
LNG revenues	$1,171	$110	$2,314	$113
Regasification revenues	65	65	130	130
Other revenues	4	2	7	3
Other—related party	1	—	1	—
Total revenues	1,241	177	2,452	246

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	692	85	1,316	100
Operating and maintenance expense	117	46	195	82
Development expense	1	1	4	3
Selling, general and administrative expense	61	72	115	138
Depreciation and amortization expense	90	33	160	57
Restructuring expense	—	16	6	23
Impairment expense	—	—	—	10
Other	6	—	6	—
Total operating costs and expenses	967	253	1,802	413

Income (loss) from operations	274	(76)	650	(167)

Other income (expense)
Interest expense, net of capitalized interest	(188)	(106)	(353)	(182)
Loss on early extinguishment of debt	(33)	(56)	(75)	(57)
Derivative loss, net	(36)	(91)	(35)	(272)
Other income (expense)	5	(7)	7	(6)
Total other expense	(252)	(260)	(456)	(517)

Income (loss) before income taxes and non-controlling interest	22	(336)	194	(684)
Income tax benefit (provision)	(1)	1	(1)	—
Net income (loss)	21	(335)	193	(684)
Less: net income (loss) attributable to non-controlling interest	306	(37)	424	(65)
Net loss attributable to common stockholders	$(285)	$(298)	$(231)	$(619)

Net loss per share attributable to common stockholders—basic and diluted	$(1.23)	$(1.31)	$(0.99)	$(2.71)

Weighted average number of common shares outstanding—basic and diluted	232.5	228.3	232.4	228.2

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the Securities and Exchange Commission.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)

	June 30,	December 31,
	2017	2016
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$796	$876
Restricted cash	1,032	860
Accounts and other receivables	283	218
Accounts receivable—related party	1	—
Inventory	150	160
Derivative assets	20	24
Other current assets	86	100
Total current assets	2,368	2,238

Non-current restricted cash	716	91
Property, plant and equipment, net	22,904	20,635
Debt issuance costs, net	197	277
Non-current derivative assets	43	83
Goodwill	77	77
Other non-current assets, net	295	302
Total assets	$26,600	$23,703

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$62	$49
Accrued liabilities	674	637
Current debt	—	247
Deferred revenue	65	73
Derivative liabilities	39	71
Total current liabilities	840	1,077

Long-term debt, net	24,654	21,688
Non-current deferred revenue	3	5
Non-current derivative liabilities	54	45
Other non-current liabilities	45	49

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value
Authorized: 480.0 million shares at June 30, 2017 and December 31, 2016
Issued: 250.1 million shares at June 30, 2017 and December 31, 2016
Outstanding: 237.8 million shares and 238.0 million shares at June 30, 2017 and December 31, 2016, respectively	1	1
Treasury stock: 12.3 million shares and 12.2 million shares at June 30, 2017 and December 31, 2016, respectively, at cost	(377)	(374)
Additional paid-in-capital	3,228	3,211
Accumulated deficit	(4,465)	(4,234)
Total stockholders’ deficit	(1,613)	(1,396)
Non-controlling interest	2,617	2,235
Total equity	1,004	839
Total liabilities and equity	$26,600	$23,703

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliations

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA, Distributable Cash Flow and Distributable Cash Flow per Share are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Consolidated Adjusted EBITDA represents net loss attributable to Cheniere before net income (loss) attributable to the non-controlling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, as detailed in the following reconciliation. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. We believe Consolidated Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items, and items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Consolidated Adjusted EBITDA is calculated by taking net loss attributable to common stockholders before net income (loss) attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on sale of assets, changes in the fair value of our commodity and foreign currency exchange (“FX”) derivatives and non-cash compensation expense. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Distributable Cash Flow is defined as cash received, or expected to be received, from Cheniere’s ownership and interests in CQP, CQH and Cheniere Corpus Christi Holdings, LLC, cash received (used) by Cheniere’s integrated marketing function (other than cash for capital expenditures) less interest, taxes and maintenance capital expenditures associated with Cheniere and not the underlying entities. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure.

Distributable Cash Flow per Share is calculated by dividing Distributable Cash Flow by the weighted average number of common shares outstanding.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure. Distributable Cash Flow is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP, and should be evaluated only on a supplementary basis.

Consolidated Adjusted EBITDA

The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and six months ended June 30, 2017 and 2016 (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net loss attributable to common stockholders	$(285)	$(298)	$(231)	$(619)
Net income (loss) attributable to non-controlling interest	306	(37)	424	(65)
Income tax provision (benefit)	1	(1)	1	—
Interest expense, net of capitalized interest	188	106	353	182
Loss on early extinguishment of debt	33	56	75	57
Derivative loss, net	36	91	35	272
Other expense (income)	(5)	7	(7)	6
Income (loss) from operations	$274	$(76)	$650	$(167)
Adjustments to reconcile income (loss) from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	90	33	160	57
Loss (gain) from changes in fair value of commodity and FX derivatives, net	(5)	25	28	26
Total non-cash compensation expense	7	14	11	26
Impairment expense and loss on sale of assets	5	—	5	10
Consolidated Adjusted EBITDA	$371	$(4)	$854	$(48)

Distributable Cash Flow

The following table reconciles our forecast Consolidated Adjusted EBITDA and Distributable Cash Flow to forecast Net loss attributable to common stockholders for 2017 (in billions, except per share data):

	2017
Net loss attributable to common stockholders	$(0.6)	-	$(0.4)
Net income (loss) attributable to non-controlling interest	0.9	-	0.9
Income tax provision (benefit)			(0.0)
Interest expense, net of capitalized interest			0.8
Loss on early extinguishment of debt			0.1
Derivative loss, net			0.0
Other expense (income)			0.0
Income (loss) from operations	$1.2	-	$1.4
Adjustments to reconcile income (loss) from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense			0.4
Loss (gain) from changes in fair value of commodity and FX derivatives, net			0.0
Total non-cash compensation expense			0.0
Impairment expense and loss on sale of assets			0.0
Consolidated Adjusted EBITDA	$1.6	-	$1.8
CQP/CQH minority interest	(0.3)	-	(0.4)
SPL and CQP cash retained / interest expense / other	(0.7)	-	(0.7)
CQP interest expense			(0.1)
CEI interest expense			(0.0)
CEI Distributable Cash Flow	$0.5	-	$0.7
Weighted average number of shares outstanding (in millions)			238
CEI Distributable Cash Flow per Share	$2.10		$2.80

Note: Totals may not sum due to rounding

CONTACTS:

Investors
Randy Bhatia:	713-375-5479
Megan Light:	713-375-5492

Media
Eben Burnham-Snyder:	713-375-5764